Filed pursuant to Rule 424(b)(7)
Registration No. 333-239397

This preliminary prospectus supplement and the accompanying prospectus, relating to an effective registration statement under the Securities Act of 1933, as amended, is not complete and may be changed. A registration statement relating to these securities is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated June 23, 2020)

1,548,700 Shares of Common Stock

The selling stockholders identified in this prospectus supplement are offering 1,548,700 shares of our common stock. The selling stockholders will receive all of the net proceeds from this offering, and we will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders. Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “INTU.” On November 26, 2021, the last reported sale price of our common stock was $666.91 per share.

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-6 of this prospectus supplement, as well as under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	See “Underwriting” for additional information regarding compensation payable to the underwriter.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC

The date of this prospectus supplement is                     , 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT

On June 23, 2020, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-239397) utilizing a shelf registration process relating to certain securities, including the securities described in this prospectus supplement, which registration statement became effective automatically upon filing.

This document is in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying base prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the base prospectus may not apply to this offering. If information in the prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying base prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in the section titled “Where You Can Find Additional Information” on page S-33 of this prospectus supplement and page 5 of the accompanying base prospectus.

We have not, the selling stockholders have not, and the underwriter has not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us. We, the selling stockholders, and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described herein or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

Unless the context otherwise requires, the terms “Intuit,” “the Company,” “we,” “us,” and “our” in this prospectus supplement refer to Intuit Inc. and its consolidated subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read carefully all of the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Risk Factors,” along with our consolidated financial statements and accompanying notes contained in our most recent Annual Report on Form 10-K for the fiscal year ended July 31, 2021, and our subsequent Quarterly Report on Form 10-Q for the quarter ended October 31, 2021, that are incorporated by reference in this prospectus supplement, before making an investment decision.

The Company

Intuit helps consumers, small businesses, and the self-employed prosper by delivering financial management and compliance products and services. We also provide specialized tax products to accounting professionals, who are key partners that help us serve small business customers.

Our global products and platforms, including TurboTax, QuickBooks, Mint, Credit Karma and Mailchimp, are designed to help consumers and small businesses manage their finances, save money, pay off debt and do their taxes with ease and confidence so they are receiving the maximum refund they deserve. For those customers who run small and mid-market businesses, we are focused on helping them find and retain customers, get paid faster, pay their employees, access capital and ensure their books are done right. We serve more than 100 million customers across our product offerings and platforms.

Intuit Inc. was incorporated in California in March 1984. We reincorporated in Delaware and completed our initial public offering in March 1993. Our principal executive offices are located at 2700 Coast Avenue, Mountain View, California, 94043, and our main telephone number is 650-944-6000. Our website address is www.intuit.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or in deciding whether to purchase our common stock.

Recent Developments

On November 1, 2021, we completed our acquisition of The Rocket Science Group LLC (d/b/a Mailchimp) (“Mailchimp”), a Georgia limited liability company that provides a global customer engagement and marketing platform for growing small and mid-market businesses (the “Mailchimp Acquisition”). We acquired Mailchimp to help deliver on the vision of an innovative, end-to-end customer growth platform for small and mid-market businesses. Total consideration for the Mailchimp Acquisition was approximately $12 billion, consisting of 10,090,414 shares of our common stock and approximately $5.7 billion in cash. See “Capitalization.” Certain entities affiliated with one of the co-founders of Mailchimp are selling stockholders in this offering. See “Selling Stockholders.”

The Offering

Common stock offered by the selling stockholders	1,548,700 shares.

Use of proceeds

The selling stockholders will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders.

Dividend policy

The Company historically has paid cash dividends on a quarterly basis. In November 2021, our board of directors declared a quarterly cash dividend of $0.68 per share of outstanding common stock payable on January 18, 2022 to stockholders of record at the close of business on January 10, 2022. We currently expect to continue paying comparable cash dividends on a quarterly basis. However, future declarations of dividends and the establishment of future record dates and payment dates are subject to the final determination of our board of directors. See “Dividend Policy.”

Risk factors

See “Risk Factors” beginning on page S-6 of this prospectus supplement, and the other information contained and incorporated by reference in this prospectus supplement, for a discussion of certain factors you should carefully consider before investing in our common stock.

Nasdaq symbol	“INTU.”

The number of shares of our common stock to be outstanding immediately after this offering is based on 273,222,603 shares of common stock outstanding as of October 31, 2021, and includes the issuance of 10,090,414 shares of our common stock upon the closing of the Mailchimp Acquisition on November 1, 2021, but excludes:

•	2,146,061 shares of our common stock issuable upon exercise of stock options outstanding as of October 31, 2021, with a weighted-average exercise price of $252.58 per share;

•	8,321,167 shares our common stock issuable upon settlement of restricted stock units (“RSUs”) outstanding as of October 31, 2021, with a weighted-average grant-date fair value of $361.30 per share;

•	643,185 shares of our common stock issuable upon settlement of RSUs granted after October 31, 2021, with a weighted-average grant-date fair value of $610.70 per share;

•	16,303,315 shares of our common stock reserved for future issuance under our Amended and Restated 2005 Incentive Plan as of October 31, 2021; and

•	1,428,670 shares of our common stock reserved for future issuance under the Credit Karma 2015 Equity Incentive Plan as of October 31, 2021.

Unless otherwise indicated, this prospectus supplement assumes no exercise or settlement of the outstanding options and RSU awards described above subsequent to October 31, 2021.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data as of and for the periods indicated. The consolidated statements of operations data for the fiscal years ended July 31, 2021, 2020 and 2019, and the consolidated balance sheet data as of July 31, 2021 and 2020, have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2021 filed with the SEC, which is incorporated herein by reference. The consolidated statements of operations data for each of the three-month periods ended October 31, 2021 and 2020, and the consolidated balance sheet data as of October 31, 2021, have been derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2021, filed with the SEC, which is incorporated herein by reference. In the opinion of management, our unaudited summary consolidated financial data reflects all adjustments of a normal recurring nature necessary for a fair statement of such financial data and our unaudited condensed consolidated interim financial statements have been prepared on the same basis as our audited consolidated financial statements. The summary consolidated financial data is not necessarily indicative of the results that may be expected in any future period, and interim results are not necessarily indicative of results of operations for the full fiscal year. You should read the following table in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended July 31, 2021 and our unaudited condensed consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2021.

	Twelve Months Ended July 31,
(In millions, except per share amounts)	2021	2020	2019
Net revenue:
Product	$1,698	$1,635	$1,623
Service and other	7,935	6,044	5,161

Total net revenue	9,633	7,679	6,784

Costs and expenses:
Cost of revenue:
Cost of product revenue	69	72	77
Cost of service and other revenue	1,564	1,284	1,070
Amortization of acquired technology	50	22	20
Selling and marketing	2,644	2,048	1,927
Research and development	1,678	1,392	1,233
General and administrative	982	679	597
Amortization of other acquired intangible assets	146	6	6

Total costs and expenses	7,133	5,503	4,930

Operating income	2,500	2,176	1,854
Interest expense	(29)	(14)	(15)
Interest and other income, net	85	36	42

Income before income taxes	2,556	2,198	1,881
Income tax provision	494	372	324

Net income	$2,062	$1,826	$1,557

Basic net income per share	$7.65	$6.99	$5.99

Shares used in basic per share calculations	270	261	260

Diluted net income per share	$7.56	$6.92	$5.89

Shares used in diluted per share calculations	273	264	264

Cash dividends declared per common share	$2.36	$2.12	$1.88

	Three Months Ended October 31,
(In millions, except per share amounts)	2021	2020
Net revenue:
Product	$397	$367
Service and other	1,610	956

Total net revenue	2,007	1,323

Costs and expenses:
Cost of revenue:
Cost of product revenue	15	15
Cost of service and other revenue	387	234
Amortization of acquired technology	15	7
Selling and marketing	550	362
Research and development	530	325
General and administrative	262	169
Amortization of other acquired intangible assets	53	2

Total costs and expenses	1,812	1,114

Operating income	195	209
Interest expense	(7)	(8)
Interest and other income, net	50	9

Income before income taxes	238	210
Income tax provision	10	12

Net income	$228	$198

Basic net income per share	$0.84	$0.75

Shares used in basic per share calculations	273	263

Diluted net income per share	$0.82	$0.75

Shares used in diluted per share calculations	277	265

Cash dividends declared per common share	$0.68	$0.59

	As of
(In millions)	October 31, 2021	July 31, 2021	July 31, 2020
Balance Sheet Data:
Cash and cash equivalents	$2,864	$2,562	$6,442
Investments	386	1,308	608
Accounts receivable, net	411	391	149
Total assets	14,870	15,516	10,931
Long-term debt	2,037	2,034	2,031
Total stockholders’ equity	9,733	9,869	5,106

.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to purchase our common stock, you should consider carefully the risks and uncertainties discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K for the fiscal year ended July 31, 2021, as updated by our subsequent Quarterly Report on Form 10-Q for the quarter ended October 31, 2021, and other filings we make with the SEC, as well as any amendments thereto, which are incorporated by reference into this prospectus supplement in their entirety, together with other information in this prospectus supplement and the documents incorporated by reference. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory, or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements.”

Risks Relating to this Offering and Ownership of Our Common Stock

Our stock price may be volatile and your investment could lose value.

Our stock price is subject to changes in recommendations or earnings estimates by financial analysts, changes in investors’ or analysts’ valuation measures for our stock, our credit ratings and market trends unrelated to our performance. Furthermore, speculation in the press or investment community about our strategic position, financial condition, results of operations, prospects, business, or security of our products, or other matters that could affect our reputation, can cause changes in our stock price. These factors, as well as general economic and political conditions, including the effects of the COVID-19 pandemic, and the timing of announcements in the public market regarding new products, product enhancements or technological advances by our competitors or us, and any announcements by us of acquisitions, major transactions, or management changes may adversely affect our stock price. Moreover, the COVID-19 pandemic has caused significant volatility in the global financial markets, which has resulted in significant volatility in our stock price recently. Further, any changes in the amounts or frequency of share repurchases or dividends may also adversely affect our stock price. A significant drop in our stock price could expose us to the risk of securities class actions lawsuits, which may result in substantial costs and divert management’s attention and resources, which may adversely affect our business. For example, the closing price per share of our common stock on the Nasdaq Global Select Market ranged from a low of $352.02 to a high of $692.34 during the period from November 26, 2020 to November 26, 2021.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. We, the selling stockholders, our directors and our executive officers have agreed with the underwriter, subject to certain exceptions, not to offer or sell, dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 30 days following the date of this prospectus supplement, except with the prior written consent of Goldman Sachs & Co. LLC. See “Underwriting” for a description of these lock-up agreements. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares of our common stock, could reduce the market price of our common stock. We also have registered all shares of common stock that we may issue under our equity compensation plans and they can be freely sold in the public market upon issuance, unless subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, as well as the documents we have filed with the SEC that are incorporated by reference in this prospectus supplement, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in or incorporated by reference in this prospectus supplement other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “seek,” “plan,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs.

These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus supplement and in our most recent Annual Report on Form 10-K for the fiscal year ended July 31, 2021, as updated by our subsequent Quarterly Report on Form 10-Q for the quarter ended October 31, 2021, and other filings we make with the SEC, which are incorporated by reference into this prospectus supplement in their entirety, together with other information in this prospectus supplement and the documents incorporated by reference. These factors include, among other things:

•	our ability to compete successfully;

•	potential governmental encroachment in our tax businesses;

•	our ability to adapt to technological change;

•	our ability to predict consumer behavior;

•	our reliance on third-party intellectual property;

•	our ability to adequately obtain, maintain and protect our intellectual property and proprietary rights;

•	any harm to our reputation;

•	risks associated with acquisition and divestiture activity, including our acquisition of Mailchimp;

•	the issuance of equity or incurrence of debt to fund an acquisition;

•	any cybersecurity incidents that may affect us (including those affecting the third parties we rely on);

•	customer concerns about privacy and cybersecurity incidents;

•	fraudulent activities by third parties using our offerings;

•	our failure to process transactions effectively;

•	interruption or failure of our information technology;

•	our ability to maintain critical third-party business relationships;

•	our ability to attract and retain talent;

•	any deficiency in the quality or accuracy of our products (including the advice given by experts on our platform);

•	any delays in product launches;

•	difficulties in processing or filing customer tax submissions;

•	risks associated with international operations;

•	changes to public policy, laws or regulations affecting our businesses;

•	litigation in which we are involved;

•	the seasonal nature of our tax business;

•	changes in tax rates and tax reform legislation;

•	global economic changes; exposure to credit, counterparty or other risks in providing capital to businesses;

•	amortization of acquired intangible assets and impairment charges;

•	our ability to repay or otherwise comply with the terms of our outstanding debt;

•	our ability to repurchase shares or distribute dividends;

•	volatility of our stock price; and

•	our ability to successfully market our offerings.

These risks are not exhaustive. Other sections of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein may include additional factors that could harm our business and financial performance. We could also be affected by other events, factors or uncertainties that are presently unknown to us or that we do not currently consider to present significant risks to our business. These risks may be amplified by the COVID-19 pandemic, which has caused significant global economic instability and uncertainty. The manner in which we respond to future developments as well as our competitors’ reactions to those developments may affect our future operating results.

We intend to continue to evaluate and consider potential strategic transactions, and such transactions may involve the issuance of our common stock as consideration, resulting in dilution to existing stockholders. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement or to conform these statements to actual results or to changes in our expectations.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement and the documents incorporated by reference herein and the documents filed as exhibits to the registration statement of which this prospectus supplement is a part with the understanding that our actual future results, levels of activity, performance, and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All of the shares of common stock being offered hereby are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the shares to be sold by the selling stockholders, including registration, listing fees, printers and accounting fees, and fees and disbursements of counsel (collectively, the “Registration Expenses”). The selling stockholders will bear underwriting discounts, commissions, or other similar expenses payable with respect to the sales of shares hereunder.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of October 31, 2021:

•	on an actual basis; and

•

on a pro forma basis to give effect to the completion of the Mailchimp Acquisition as if it had occurred on October 31, 2021, including the issuance of 10,090,414 shares of our common stock, the payment of approximately $5.7 billion in cash and the incurrence of $4.7 billion of term loan debt under our senior unsecured credit facility.

Our cash and cash equivalents and our capitalization will not be affected by this offering.

You should read the following table together with “Risk Factors” and our consolidated financial statements and accompanying notes contained in our most recent Annual Report on Form 10-K for the year fiscal ended July 31, 2021, and our subsequent Quarterly Report on Form 10-Q for the quarter ended October 31, 2021, that are incorporated by reference in this prospectus supplement.

	October 31, 2021(1)
(Dollars in millions, except par value; shares in thousands)	Actual	Pro Forma
Cash and cash equivalents	$2,864	$1,879

Total debt	2,037	6,729
Stockholders’ Equity:
Preferred stock, $0.01 par value—1,345 shares authorized; 145 shares designated Series A; 250 shares designated Series B Junior Participating; no shares outstanding, actual; no shares outstanding, pro forma	$—	$—
Common stock, $0.01 par value—750,000 shares authorized; 273,223 shares outstanding, actual; 283,313 shares outstanding, pro forma(1)	3	3
Additional paid-in capital	10,715	17,031
Treasury stock, at cost	(13,289)	(13,289)
Accumulated other comprehensive loss	(29)	(29)
Retained earnings	12,333	12,333

Total stockholders’ equity	9,733	16,049

Total capitalization	$11,770	$22,778

(1)	The actual and pro forma share information excludes:

•	2,146,061 shares of our common stock issuable upon exercise of stock options outstanding as of October 31, 2021, with a weighted-average exercise price of $252.58 per share;

•	8,321,167 shares of our common stock issuable upon settlement of RSUs outstanding as of October 31, 2021, with a weighted-average grant-date fair value of $361.30 per share;

•	643,185 shares of our common stock issuable upon settlement of RSUs granted after October 31, 2021, with a weighted-average grant-date fair value of $610.70 per share;

•	16,303,315 shares of our common stock reserved for future issuance under our Amended and Restated 2005 Equity Incentive Plan as of October 31, 2021; and

•	1,428,670 shares of our common stock reserved for future issuance under the Credit Karma 2015 Equity Incentive Plan as of October 31, 2021.

DIVIDEND POLICY

Since our fiscal quarter ended October 31, 2011, we have declared and paid quarterly cash dividends on our outstanding common stock. On a quarterly basis, our board of directors determines whether and when to declare and pay dividends on our common stock, after reviewing, among other things, our results of operations, financial condition, cash flows, tax considerations and applicable law. While we currently expect to continue paying comparable cash dividends on a quarterly basis, we cannot guarantee that we will continue to pay such dividend, if at all, in the future.

SELLING STOCKHOLDERS

The information set forth in the table below is based upon information obtained from the selling stockholders. Beneficial ownership of the selling stockholders is determined in accordance with Rule 13d-3(d) under the Exchange Act. On November 1, 2021, we completed the Mailchimp Acquisition. The shares of our common stock being sold by the selling stockholders in this offering were originally issued by the Company as partial consideration in the Mailchimp Acquisition. The selling stockholders in this offering are affiliated with Dan Kurzius, one of the co-founders of Mailchimp. The percentage of our outstanding shares of common stock beneficially owned prior to, and after, the offering is based on 273,222,603 shares of common stock outstanding as of October 31, 2021, and includes the issuance of 10,090,414 shares of common stock upon the closing of the Mailchimp Acquisition on November 1, 2021. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

In connection with this offering and depending on the applicable facts and circumstances, a selling stockholder may be deemed to be an “underwriter” within the meaning of such term under the Securities Act.

As used in this prospectus supplement, the term “selling stockholders” includes the selling stockholders listed in the table below and any of their permitted transferees, pledgees, distributees, donees and successors.

	Beneficial Ownership Prior to This Offering			Beneficial Ownership After This Offering
Name of Selling Stockholders(1)	Number of Shares	% of Total Outstanding Shares Before This Offering	Number of Shares Offered Hereby	Number of Shares	% of Total Outstanding Shares After This Offering
DMK RSG, LLC	373,345	*	179,500	193,845	*
DMK Life LLC	983,210	*	146,000	837,210	*
DMK 10 LLC	669,499	*	99,200	570,299	*
DMK 20 LLC	983,210	*	146,000	837,210	*
DMK RSG Holdco LLC	2,035,943	*	978,000	1,057,943	*

*	Denotes less than 1%.
(1)	Voting and dispositive power with respect to the shares held directly by the Selling Stockholders is held by Jon Bristow, as the manager of the Selling Stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”) are summaries and are qualified by reference to our Certificate of Incorporation and Bylaws.

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 1,344,918 shares of preferred stock, par value $0.01 per share, of which 144,918 have been designated Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), and 250,000 have been designated Series B Junior Participating Preferred Stock, par value $0.01 per share (“Series B Junior Participating Preferred Stock”). As of October 31, 2021, there were 273,222,603 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. On a pro forma basis, after giving effect to completion of the Mailchimp Acquisition as if it had occurred on October 31, 2021, there were 283,313,017 shares of our common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Subject to the rights of the holders of any series of preferred stock, the holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote of the stockholders. Subject to preferences that may apply to any preferred stock outstanding, holders of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine. The common stock has no preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the company, the holders of common stock are entitled to share in all assets legally available for distribution to stockholders after payment of all liabilities and the liquidation preferences, if any, of any outstanding preferred stock. The outstanding shares of common stock, including the shares to be sold by the selling stockholders in this offering, are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

Our Certificate of Incorporation authorizes us to issue up to 1,344,918 shares of preferred stock, in one or more series containing the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) as determined by our board of directors. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the company entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of preferred stock. Preferred stock may be issued in the future in connection with acquisitions, financings or other matters as our board of directors deems to be appropriate. In the event that any shares of preferred stock shall be issued, a certificate of designations, setting forth the series of the preferred stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having preferred stock authorized is that our board of directors alone, within the bounds of and subject to the federal securities law and the Delaware General Corporation Law (as amended, the “DGCL”), may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change in control of our company.

Series A Preferred Stock

Under the Certificate of Incorporation, 144,918 shares of preferred stock of the company have been designated Series A Preferred Stock. No shares of Series A Preferred Stock are currently issued and outstanding. The powers, preferences and relative participating, potion and other special rights, and qualifications, limitations and restrictions of the company’s Series A Preferred Stock are set forth in the Certificate of Incorporation.

Series B Junior Participating Preferred Stock

Under the Certificate of Incorporation, 250,000 shares of preferred stock of the company have been designated Series B Junior Participating Preferred Stock. No shares of Series B Junior Participating Preferred Stock are currently issued and outstanding. The powers, preferences and relative participating, potion and other special rights, and qualifications, limitations and restrictions of the company’s Series B Junior Participating Preferred Stock are set forth in the Certificate of Incorporation.

Anti-Takeover Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Delaware General Corporation Law

Certain provisions of the DGCL and certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our Certificate of Incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences or relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Special Meetings of Stockholders and Advanced Notice Procedures for Director Nominations

Our Bylaws provide that special meetings of stockholders can be called only by the chairman of the board, the chief executive officer, the president or a majority of the board of directors. Our Bylaws also specify an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and for business to be brought before a meeting of stockholders. These provisions may have the effect of delaying, deferring or preventing a change in control of Intuit without further action by the stockholders.

Stockholder Action by Written Consent

Subject to the procedures set forth in our Bylaws, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed in the manner permitted by law by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Removal of Directors and Director Vacancies

Subject to the rights of any holders of Preferred Stock then outstanding: (a) any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors and (b) any vacancy occurring in the board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors to be elected by all stockholders having the right to vote as a single class, shall, except as otherwise provided by law, be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director and not by the stockholders, and any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is elected and qualified.

Business Combinations with Interested Stockholders

We are subject to Section 203 of the DGCL regulating corporate takeovers. In general, this law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years after the person became an interested stockholder unless, subject to specified exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset sale, stock sale or other transaction that results in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Intuit without further action by the stockholders.

Exclusive Forum

Unless we consent otherwise in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time); (d) any action against the Company or any director or officer or other employee of the Company to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time); (e) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine; or (f) any other action asserting an internal corporate claim, as defined in Section 115 of the DGCL.

Amending Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation may be amended or altered in any manner provided by the DGCL. Our stockholders holding a majority of our outstanding voting stock shall have the power to adopt, amend or repeal our Bylaws. To the extent provided in our Certificate of Incorporation, our board of directors shall also have the power to adopt, amend or repeal our Bylaws, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “INTU.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) generally applicable to the purchase, ownership, and disposition of our common stock acquired pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION

OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the

Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock beginning on January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of shares of our common stock by (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (c) entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement by reason of a plan’s investment in such entities (each of (a), (b) and (c), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan (within the meaning of Section 3(21) of ERISA).

In considering an investment in shares of our common stock with any portion of the assets of a Plan, a Plan fiduciary should consider, among other matters, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any applicable Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Considerations

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless a statutory or administrative exemption is available. A party in interest or disqualified person, including a fiduciary of an ERISA Plan, who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under other applicable Similar Laws.

The acquisition and/or holding of shares of our common stock by an ERISA Plan with respect to which we or the underwriter of such shares, or certain of our or its affiliates, are considered a “party in interest” or a “disqualified person” may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (or comparable provisions of Similar Laws), unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition and/or holding of shares of our common stock. These class exemptions include, without limitation, PTCE 84-14 for transactions determined by independent qualified professional asset managers, PTCE 90-1 for transactions involving insurance company pooled separate accounts, PTCE 91-38 for transactions involving bank collective investment funds, PTCE 95-60 for transactions involving life insurance company general accounts and PTCE 96-23 for transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain purchases and sales of securities, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, shares of our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representations

Accordingly, by purchasing and holding shares of our common stock, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold shares of our common stock constitutes assets of any Plan or (ii) neither the purchase nor the holding of shares of our common stock by such purchaser or subsequent transferee will constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering whether to purchase shares of our common stock (or hold or dispose of shares of our common stock) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction and whether an exemption would be applicable to such transaction. Purchasers of shares of our common stock have exclusive responsibility for ensuring that their purchase of shares of our common stock does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any shares by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or with respect to any particular Plan, or that such an investment is appropriate for such Plans generally or for any particular Plan.

UNDERWRITING

Subject to the terms and conditions set forth in a firm commitment underwriting agreement dated the date of this prospectus supplement, Goldman Sachs & Co. LLC acting as underwriter, has agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Goldman Sachs & Co. LLC	1,548,700

Total:	1,548,700

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. We and the selling stockholders have agreed to indemnify the underwriter and its controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates, selling stockholder certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriter initially proposes to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $        per share under the public offering price. After the initial offering, the public offering price, the concession or any other term of the offering may be changed. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholders.

Name	Per Share
Public offering price	$
Underwriting discounts and commissions to be paid by the selling stockholders	$
Proceeds, before expenses, to the selling stockholders	$

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, are approximately $         million.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “INTU.”

We, our directors, executive officers and the selling stockholders have agreed, subject to specified exceptions, that, without the prior written consent of the underwriter, during the period beginning from the date hereof and continuing to and including the date that is 30 days after the date of the final prospectus supplement covering the offering of the shares (the “lock-up period”), that we and they will not, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock (such options, warrants or other securities, collectively, “derivative instruments”), including without limitation any such shares or derivative instruments now owned or hereafter acquired by those who sign the lock-up (such persons, the “lock-up parties”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the lock-up party or someone other than the lock-up party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of our common stock or derivative instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of our common stock or other securities, in cash or otherwise or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above.

With respect to our directors and executive officers and the selling stockholders, the restrictions described above are subject to specified exceptions including:

(a)

transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the lock-up period in connection with subsequent sales of common stock or other securities acquired in such transactions;

(b)

transfers or other dispositions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (i) as a bona fide gift or charitable contribution, (ii) to one or more immediate family members of the lock-up party or a trust for the direct or indirect benefit of the lock-up party or one or more immediate family members (as defined below) of the lock-up party, (iii) if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the lock-up party, or to any investment fund or other entity, controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership or limited liability company, to its general partner, managing member or a successor partnership, limited liability company or fund, or any other funds managed by such partnership or limited liability), or as part of a distribution, transfer or disposition by the lock-up party to its stockholders, current or former partners (general or limited), members, beneficiaries or other equity holders, or to the estates of any such stockholders, partners, members, beneficiaries or other equity holders, (v) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up party or (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (b)(i) through (b)(v); provided that in the case of any transfer or distribution pursuant to this clause (b), (x) each transferee shall sign and deliver a lock-up letter substantially in the form of this letter agreement and (y) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock (including any securities convertible into or exercisable or exchangeable for common stock), shall be required or shall be voluntarily made during the lock-up period (other than any transfer or distribution pursuant to clause (b)(iv), for which any filing required to be made under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that such transfer or other disposition is pursuant to the circumstances described in clause (b)(iv));

(c)

transfers or other dispositions of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock that occur by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or other court order, provided that (i) each transferee shall sign and deliver a lock-up letter substantially in the form of this letter agreement and (ii) any filing required to be made under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that such transfer or other disposition is pursuant to the circumstances described in this clause (c) and the underlying shares of common stock continue to be subject to substantially similar restrictions on transfer as set forth in this letter agreement;

(d)

transfers or other dispositions of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock from an employee or other service provider to the Company upon death, disability or termination of employment or service, in each case, of such employee or service provider, provided that any filing required to be made under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that such transfer or other disposition is pursuant to the circumstances described in this clause (d) and the underlying shares of common stock continue to be subject to substantially similar restrictions on transfer as set forth in this letter agreement;

(e)

the exercise of any stock option by or the vesting and settlement of any restricted stock unit of the lock-up party outstanding as of the date hereof or that was granted under an equity incentive plan, stock purchase plan or other equity award plan described in this prospectus supplement or accompanying prospectus, provided that the shares received upon exercise or vesting or settlement shall continue to be subject to this letter agreement and provided, further that any filing required to be made under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the exercise of a stock option or settlement of a restricted stock unit, that no shares were sold by the reporting person and that the shares received upon exercise of the stock option or settlement of the restricted stock unit are subject to a lock-up letter agreement with the underwriter of the offering;

(f)

transfers or other dispositions of shares of common stock to the Company upon the exercise or vesting of stock options, restricted stock units or other similar security outstanding as of the date hereof or that were granted pursuant to a stock incentive plan or stock purchase plan described in this prospectus supplement or accompanying prospectus, on a “cashless” or “net exercise” basis or to meet tax withholding obligations related to such exercise or vesting, provided that the shares received upon exercise shall continue to be subject to this letter agreement and provided, further that any filing required to be made under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the “cashless” or “net” exercise or vesting of a stock option, restricted stock unit or similar security that no shares were sold by the reporting person and that the shares received upon exercise or vesting of the stock option, restricted stock unit or similar security are subject to a lock-up letter agreement with the underwriter of the offering;

(g)

the transfer or other dispositions of shares pursuant to a bona fide third-party tender offer, merger, consolidation, other similar transaction or series of related transactions involving a change of control of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of common stock or other securities in connection with any such transaction, or vote any securities in favor of any such transaction), provided that in the event that such change of control is not completed, the lock-up party’s shares shall remain subject to this letter agreement and title to the lock-up party’s shares shall remain with the lock-up party;

(h)

transfers or dispositions of common stock of the Company pursuant to a 10b5-1 plan in effect as of the date hereof so long as any required filing under Section 16 of the Exchange Act specifies that the sale or Transfer was made pursuant to such plan; provided, however, that no modifications may be made to such existing 10b5-1 plan during the lock-up period; and

(i)

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (“10b-5 plan”) for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the lock-up period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the lock-up party or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the lock-up period.

The underwriter in its sole discretion may release any of the securities subject to these lock-up restrictions at any time.

In connection with the offering, the underwriter may purchase and sell the shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter must cover any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover short sales may have the effect of raising or maintaining the market price of the shares or preventing or retarding a decline in the market price of the shares. As a result, the price of the shares may be higher than the price that might otherwise exist in the open market.

Neither we, the selling stockholders nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative instruments) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investment and securities activities may involve our securities and instruments. If the underwriter or its affiliates has a lending relationship with us, the underwriter or its affiliates routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation) subject to obtaining the prior consent of the underwriter for any such offer; or

•

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares in this document. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of us or the underwriter.

United Kingdom

In relation to the United Kingdom, no shares of common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

•	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of shares shall require the Issuer or underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by, relevant persons.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (Ni “33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

The underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

•

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

•	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

LEGAL MATTERS

Latham & Watkins LLP, Chicago, Illinois will pass upon the validity of the shares of common stock offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriter by Davis Polk  & Wardwell LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2021, and the effectiveness of our internal control over financial reporting as of July 31, 2021, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor Relations section of our website, which is located at www.investors.intuit.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Our website address is www.intuit.com. Information contained on or accessible through our website is not a part of this prospectus supplement and is not incorporated by reference herein, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which the prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-21180):

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2021, filed with the SEC on September 8, 2021;

•

the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 24, 2021, incorporated by reference in Part III of the Annual Report on Form 10-K for the fiscal year ended July 31, 2021;

•	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2021, filed with the SEC on November 18, 2021.

•

our Current Reports on Form 8-K filed with the SEC on September 13, 2021, November  1, 2021, November  10, 2021, and November 18, 2021, to the extent the information in such reports is filed and not furnished;

•

the description of our common stock as set forth in our registration statement on Form 8-A, filed with the SEC on May 5, 1998, pursuant to Section  12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.02 to our Annual Report on Form 10-K for the fiscal year ended July 31, 2019, filed with the SEC on August 30, 2019; and

•

all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the address or email address below. For faster delivery, it is suggested that you request such documents via email.

Intuit Inc.

2700 Coast Avenue

Mountain View, CA 94043

Attention: Investor Relations

investor_relations@intuit.com

PROSPECTUS

INTUIT INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

We may offer from time to time common stock, preferred stock, debt securities, or warrants in one or more offerings. When we decide to sell a particular type of securities, we will provide specific terms of the offered securities, including the amount of securities offered, in a prospectus supplement. This prospectus and any accompanying prospectus supplement may be used to offer securities for the account of persons other than us. We may offer and sell these securities to or through one or more underwriters, brokers, dealers, agents, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution” for a further description of the manner in which we may offer and sell the securities covered by this prospectus.

You should read this prospectus and any prospectus supplement carefully before you invest. We may not use this prospectus to sell securities unless it includes a prospectus supplement describing the method and terms of the applicable offering. A prospectus supplement may also add, update, or change information contained in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “INTU.”

The preferred stock, debt securities, and warrants may be convertible into or exercisable or exchangeable for common or preferred stock of Intuit Inc. or debt or equity securities of one or more other entities. Unless stated otherwise in a prospectus supplement, none of these securities will be listed on any securities exchange.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2020.

We are responsible for the information contained and incorporated by reference in this prospectus, in any applicable prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information appearing or incorporated by reference in this prospectus, any applicable prospectus supplement, and any related free writing prospectus, is accurate only as of the date thereof, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any related free writing prospectus, or of any sale of our securities. Our business, financial condition, and results of operations may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus and in any applicable prospectus supplement, including the documents incorporated by reference herein or therein, in making your investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (“Securities Act”). We may sell common stock, preferred stock, debt securities, or warrants described in this prospectus in one or more offerings. There is no limit on the aggregate amount of the securities we may offer pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the amounts, prices, and terms of the offered securities. The applicable prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read this prospectus, any prospectus supplement, information incorporated by reference, and any related free writing prospectus.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the offered securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus, or by any other method as may then be permitted under applicable law, rules, or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find Additional Information.”

INTUIT INC.

Intuit Inc. helps consumers, small businesses and the self-employed prosper by delivering financial management and compliance products and services. Intuit also provides specialized tax products to accounting professionals, who are key partners that help Intuit serve small business customers. Intuit’s global products and platforms, including QuickBooks, TurboTax, Mint and Turbo, are designed to help its customers better manage their money, reduce their debt and file their taxes with ease so they can receive the maximum refund they deserve. For those customers who run small businesses, Intuit is focused on helping them get paid faster, pay their employees, access capital, ensure their books are done right and find and keep customers. Intuit serves more than 50 million customers across its product offerings and platforms, with approximately 9,400 employees as of July 31, 2019 in offices in the United States, Canada, India, the United Kingdom, Israel, Australia, and other locations.

Intuit Inc. was incorporated in California in March 1984. We reincorporated in Delaware and completed our initial public offering in March 1993. Our principal executive offices are located at 2700 Coast Avenue, Mountain View, California, 94043, and our main telephone number is 650-944-6000.

When we refer to “we,” “our” or “Intuit” in this prospectus, we mean the current Delaware corporation (Intuit Inc.) and its California predecessor, as well as all of our consolidated subsidiaries. Our website address is www.intuit.com. The information on or that can be accessed through our website is not part of this prospectus.

Intuit, the Intuit logo, QuickBooks, TurboTax, Mint, Lacerte, ProSeries, and Intuit ProConnect, among others, appearing in this prospectus, the registration statement of which this prospectus is a part, any applicable prospectus supplement or free writing prospectus or the documents incorporated by reference are the registered trademarks and/or registered service marks of Intuit Inc., or one of its subsidiaries, in the United States and other countries. Other parties’ marks appearing in this prospectus or the documents incorporated by reference are the property of their respective owners.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, in any applicable prospectus supplement or free writing prospectus, or incorporated by reference herein or therein, you should carefully consider the risks described under “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information included in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in or incorporated by reference in this prospectus and any prospectus supplement other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “seek,” “plan,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the “Risk Factors” sections incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus and any prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activities, performance, or achievements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement and/or any applicable free writing prospectus, we intend to use the net proceeds to us from the sale of the securities offered hereby for working capital and other general corporate purposes. Additionally, we may use a portion of the net proceeds to us for acquisitions of or investments in businesses, technologies, or other assets. We may also use the net proceeds to refinance or to repay outstanding indebtedness if so specified in the applicable prospectus supplement. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from the sale of the securities offered hereby, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DESCRIPTION OF SECURITIES

Our common stock, preferred stock, debt securities, or warrants may be offered under this prospectus. When we decide to sell a particular class of securities, we will set forth in a prospectus supplement a description of the securities that may be offered under this prospectus. The terms of the securities offering, including the initial offering price and the net proceeds to us, will be set forth in the prospectus supplement, or in other filings we make with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are incorporated by reference.

PLAN OF DISTRIBUTION

We may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	directly by us or by selling stockholders to purchasers, including through a specific bidding, auction or other process;

•	privately negotiated transactions;

•	a combination of any of the above methods of sale; and

•	through any other method permitted pursuant to applicable law and described in a prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents, or other purchasers, persons, or entities and any applicable compensation and/or indemnification, any over-allotment options by the underwriters, and a brief description of any passive market making that any underwriter or any selling group members intend to engage in and any transactions that any underwriter intends to conduct that stabilizes, maintains or otherwise affects the market price of the securities, together in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference.

LEGAL MATTERS

Unless otherwise stated in an applicable prospectus supplement, Fenwick & West LLP, Mountain View, California, will provide us with an opinion as to the legality of the securities offered under this prospectus. Counsel representing any underwriters, dealers, agents, will be named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2019, and the effectiveness of our internal control over financial reporting as of July 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2019, filed with the SEC on August 30, 2019;

•

the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 27, 2019, incorporated by reference in Part III of the Annual Report on Form 10-K for the fiscal year ended July 31, 2019;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2019, January  31, 2020 and April 30, 2020, filed with the SEC on November 21, 2019, February 24, 2020 and May 21, 2020, respectively;

•

our Current Reports on Form 8-K filed with the SEC on August 22, 2019 (with respect to Item 8.01 only), November  21, 2019 (with respect to Item 8.01 only), January  27, 2020, February  24, 2020 (with respect to Item 8.01 only relating to the announcement of dividends), February 24, 2020 (relating to the acquisition of Credit Karma, Inc.), April  1, 2020, May  7, 2020 (with respect to Item 2.03 only) and May 21, 2020 (with respect to Item 8.01 only); and

•

the description of our common stock as set forth in our registration statement on Form 8-A, filed with the SEC on May 5, 1998, pursuant to Section  12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.02 to our Annual Report on Form 10-K for the fiscal year ended July  31, 2019, filed with the SEC on August 30, 2019.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities hereunder shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report, or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the address or email address below. Please note that shelter-in-place guidance due to the COVID-19 pandemic has resulted in the temporary closure of Intuit’s offices until further guidance is provided. Therefore, it is suggested that you request such documents via email.

Intuit Inc.

2700 Coast Avenue

Mountain View, CA 94043

Attention: Investor Relations

investor_relations@intuit.com

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and special reports and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy, and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the site is www.sec.gov. Our Internet address is www.intuit.com and our investor relations website is located at www.investors.intuit.com. We make available free of charge, on or through our investor relations website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus or any prospectus supplement are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any prospectus supplement.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. The securities offered under this prospectus or any prospectus supplement are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus or the prospectus supplement, as the case may be, regardless of the time of delivery of this prospectus, a prospectus supplement, or any sale of the securities.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the offerings made under this prospectus, reference is hereby made to the registration statement. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

1,548,700 Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC

Dated                , 2021